Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2024 THIRD QUARTER RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, April 25, 2024 – LSI Industries Inc. (Nasdaq: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today reported financial results for the fiscal 2024 third quarter ended March 31, 2024.

FISCAL 2024 THIRD QUARTER RESULTS

●	Net Sales of $108.2 million
●	Net Income of $5.4 million, or $0.18 per diluted share
●	Adjusted Net Income of $6.2 million, or $0.21 per diluted share
●	EBITDA of $10.1 million; Adjusted EBITDA $11.2 million or 10.4%/sales
●	Free Cash Flow of $11.2 million
●	Gross Margin rate increased 140 bps y/y
●	Net Debt $9.2 million; ratio of net debt to TTM Adjusted EBITDA of 0.2x

LSI continued to execute on its commercial expansion and operational excellence initiatives during the third quarter, as outlined in the Company’s Fast Forward Strategy, culminating in sustained, year-over-year growth in margin realization, net income, and operating cash flow.

The Company reported third quarter net income of $5.4 million or $0.18 per diluted share, versus $4.7 million or $0.16 per diluted share in the prior-year period. Third quarter sales of $108.2 million declined from prior-year levels largely due to ongoing lower demand in the grocery vertical market related to the delay in the proposed merger of two large industry participants.

LSI reported Adjusted EBITDA of $11.2 million for the quarter, and the adjusted EBITDA margin rate improved 80 basis points to 10.4%, reflecting LSI’s focus on a higher value, solutions-based sales mix, continued price discipline, and moderating input costs. On a trailing twelve-month basis through the end of the third quarter 2024, LSI generated free cash flow of $43.3 million, including $11.2 million in the third quarter alone. As of March 31, 2024, the ratio of net debt to trailing twelve-month Adjusted EBITDA declined to 0.2x, versus 1.0x in the prior-year period.

On April 18, 2024, subsequent to the fiscal third quarter reporting period, LSI announced the acquisition of privately held EMI Industries (“EMI”) for an all-cash purchase price of $50 million. EMI is a leading manufacturer of standard and customized fixtures, displays, and food equipment for the convenience store, grocery, and restaurant industries. With the acquisition of EMI, LSI continues to build a premier commercial lighting and display solutions business in North America.

LSI Industries Fiscal 2024 Third Quarter Results
April 25, 2024

LSI funded the acquisition of EMI utilizing cash and availability under its existing credit facility. LSI anticipates that, pro-forma for the acquisition of EMI, its ratio of net debt outstanding to trailing twelve month adjusted EBITDA at the end of the fiscal third quarter was approximately 1.3x. LSI intends to significantly reduce net leverage within the business during the next 24 months, supported by anticipated growth in pro-forma free cash flow from the combined businesses. EMI financial results will be consolidated in LSI financial results beginning with the fiscal 2024 fourth quarter, reflecting a partial quarter impact.

The Company declared a regular cash dividend of $0.05 per share payable on May 14, 2024, to shareholders of record on May 6, 2024.

MANAGEMENT COMMENTARY

“Over the last several years, LSI has developed a leading fully integrated solutions-based platform within the commercial lighting and display solutions market,” stated James A. Clark, President, and Chief Executive Officer of LSI. “Our unique value proposition continues to build momentum across our key vertical markets, positioning LSI as a partner of choice for a growing, diverse base of customers across North America. Our third quarter results demonstrate further execution on this strategic focus, a performance that culminated in year-over-year growth in margin realization and profitability.”

“Having built a strong platform for organic growth, inorganic growth is also an important focus for us, first with our acquisition of JSI Store Fixtures in 2021, and now with our acquisition of EMI Industries. As we continue to scale our platform, we anticipate our business will become increasingly cash generative, positioning us to pursue additional opportunities that broaden our capabilities, enhance our sales mix, and expand our customer touchpoints.”

“Our diverse end-market exposure and solid execution was key during the third quarter, as certain verticals demonstrated robust or stable demand strength, while the grocery vertical remains unfavorably impacted by the proposed merger of two industry participants, and longer than expected regulatory review. While program refresh activity within grocery is below prior-year levels, we believe the underlying fundamentals of the grocery vertical remain compelling, given expectations for a multi-year refresh cycle across the industry over the coming years.”

“Within our Lighting segment, demand conditions were steady during the third quarter, as our book-to-bill ratio finished above 1.0, and backlog increased on a sequential basis. While our quotation pipeline remains highly active, the order conversion period continues to lengthen, specifically for larger projects. Lighting segment adjusted operating income increased 11% during the third quarter, driven by a 280-basis point improvement in the gross margin rate. Multiple items contributed to our improved margin realization, including favorable mix, stable pricing, moderating material input costs, and plant productivity.”

LSI Industries Fiscal 2024 Third Quarter Results
April 25, 2024

“In the third quarter, we introduced an exciting new portfolio of lighting products targeting higher-value applications, including the Linear Area Light series of fixtures. The Linear Area Light expands our growing portfolio of architectural grade products, designed for a variety of outdoor pedestrian and parking applications where performance and aesthetics are critical. These include institutional applications such as schools and universities, city-beautification uses, as well as a wide range of general area lighting applications.”

“In our Display Solutions segment, recent program awards generated strong growth in the refueling/c-store and QSR verticals, partially offsetting delayed activity in the grocery vertical,” continued Clark. “In the refueling/c-store segment our backlog of released and unreleased program activity with multiple oil companies, covering numerous brand banners, continues to grow. To that end, the third quarter, 2024 was our most active third quarter in over 15 years, with work occurring on over 500 customer sites. Site work content involved combinations of product, installation, and complete turnkey solutions, including program management. Building on our leading positions within North American markets, we are winning additional business in international markets, with ongoing customer projects in six Caribbean and Central American countries. We expect refueling/c-store project site activity to remain elevated throughout the fourth quarter and into fiscal 2025.”

“The addition of EMI is an excellent strategic fit for LSI, expanding our product and service capabilities for display solutions market applications, particularly in the c-store, grocery, and restaurant verticals. As we bring together our complementary products, services, and technologies, there are significant cross-selling opportunities that will enable us to be a single-source provider to more customers in more locations,” stated Clark. The business combination represents a major step forward in our ability to serve a growing portfolio of national retail chains, and capitalize on the ongoing, multi-year investment cycle occurring in these markets.”

Clark concluded, “We’re proud of what our team has accomplished the last several years, from advancing our positions in key vertical markets and expanding our product offering and capabilities, to increasing our value to customers and driving profitable growth, all of which has translated to a stronger, more competitive LSI. Looking ahead, we will continue to pursue leading positions within growing, high-value vertical markets that expand our capabilities and reach, generating profitable growth and driving long-term value creation for our shareholders.”

FISCAL 2024 THIRD QUARTER CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

LSI Industries Fiscal 2024 Third Quarter Results
April 25, 2024

Details of the conference call are as follows:

Domestic Live:	877-407-4018
International Live:	201-689-8471

To listen to a replay of the teleconference, which subsequently will be available through May 9, 2024:

Domestic Replay:	844-512-2921
International Replay:	412-317-6671

Conference ID:	13745799

ABOUT LSI INDUSTRIES

Headquartered in Cincinnati, LSI Industries (NASDAQ: LYTS) specializes in the creation of advanced lighting, graphics, and display solutions. The Company’s American-made products, which include lighting, print graphics, digital graphics, millwork, metal and refrigerated products, and custom displays, are engineered to elevate brands in competitive markets. With a workforce of approximately 1,900 employees and 16 facilities throughout North America, LSI is dedicated to providing top-quality solutions to its clients. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR & MEDIA CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Fiscal 2024 Third Quarter Results
April 25, 2024

Three Months Ended March 31			(Unaudited)	Nine Months Ended March 31
2024	2023	% Change	(In thousands, except per share data)	2024	2023	% Change
$108,186	$117,470	-8%	Net sales	$340,632	$373,343	-9%

7,660	7,732	-1%	Operating income as reported	26,507	26,791	-1%

1,021	968	5%	Long-Term Performance Based Compensation	3,195	2,521	27%
141	-	NM	Severance costs and Restructuring costs	529	46	NM
-	75	NM	Consulting expense: Commercial Growth Initiatives	19	864	NM

$8,822	$8,775	1%	Operating income as adjusted	$30,250	$30,222	0%

$5,375	$4,669	15%	Net income as reported	$19,309	$17,347	11%

$6,243	$5,497	14%	Net income as adjusted	$21,346	$20,200	6%

$0.18	$0.16	13%	Earnings per share (diluted) as reported	$0.64	$0.60	8%

$0.21	$0.19	12%	Earnings per share (diluted) as adjusted	$0.71	$0.70	2%

	(amounts in thousands)
	March 31	June 30,
	2024	2023
Working capital	$77,224	$73,314
Total assets	$287,969	$296,149
Long-term debt	$12,782	$31,629
Other long-term liabilities	$10,489	$10,380
Shareholders' equity	$198,437	$177,578

Three Months Ended March 31, 2024, Results

Net sales for the three months ended March 31, 2024, were $108.2 million, down 8% from the three months ended March 31, 2023, net sales of $117.5 million. Lighting Segment net sales of $64.9 million decreased 3% and Display Solutions Segment net sales of $43.3 million decreased 15% from last year’s third quarter net sales. Net income for the three months ended March 31, 2024, was $5.4 million, or $0.18 per share, compared to $4.7 million or $0.16 per share for the three months ended March 31, 2023. Earnings per share represents diluted earnings per share.

Nine Months Ended March 31, 2024, Results

Net sales for the nine months ended March 31, 2024, were $340.6 million, down 9% from the nine months ended March 31, 2023, net sales of $373.3 million. Lighting Segment net sales of $197.3 million decreased 2% and Display Solutions Segment net sales of $143.3 million decreased 17% from last year’s net sales. Net income for the nine months ended March 31, 2024, was $19.3 million, or $0.64 per share, compared to $17.3 million or $0.60 per share for the nine months ended March 31, 2023. Earnings per share represents diluted earnings per share.

LSI Industries Fiscal 2024 Third Quarter Results
April 25, 2024

Balance Sheet

The balance sheet at March 31, 2024, included current assets of $143.5 million, current liabilities of $66.3 million and working capital of $77.2 million, which includes cash of $7.2 million. The current ratio was 2.2 to 1. The balance sheet also included shareholders’ equity of $198.4 million and long-term debt of $12.8 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the third quarter of fiscal 2024, payable May 14, 2024, to shareholders of record as of the close of business on May 6, 2024. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income, and earnings per share for the three and nine months ended March 31, 2024, and 2023. Operating income, net income, and earnings per share, which exclude the impact of long-term performance based compensation expense, commercial growth initiative expense, and severance and restructuring costs, are non-GAAP financial measures. We exclude these items because we believe they are not representative of the ongoing results of operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and before long-term performance based compensation expense, commercial growth initiative expense, and severance and restructuring expense (Adjusted EBITDA), and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow, and Net Debt to Adjusted EBITDA.

LSI Industries Fiscal 2024 Third Quarter Results
April 25, 2024

Three Months Ended					Nine Months Ended
March 31					March 31
2024		2023		(In thousands, except per share data)	2024		2023
	Diluted EPS		Diluted EPS	Reconciliation of net income to adjusted net income		Diluted EPS		Diluted EPS
$5,375	$0.18	$4,669	$0.16	Net income as reported	$19,309	$0.64	$17,347	$0.60

767	0.03	769	0.03	Long-Term Performance Based Compensation	2,366	0.08	2,107	0.08

-	-	59	-	Consulting expense: Commercial Growth Initiatives	13	-	708	0.02

101	-	-	-	Severance costs and Restructuring costs	390	0.01	38	-

-	-	-	-	Tax rate difference between reported and adjusted net income	(732)	(0.02)	-	-

$6,243	$0.21	$5,497	$0.19	Net income adjusted	$21,346	$0.71	$20,200	$0.70

Three Months Ended March 31			(Unaudited; In thousands)	Nine Months Ended March 31
2024	2023	% Change	Net Income to Adjusted EBITDA	2024	2023	% Change
5,375	4,669	15%	Net income as reported	19,309	17,347	11%
2,076	2,257		Income Tax	5,903	6,434
134	877		Interest expense, net	1,153	2,924
75	(71)		Other expense (income)	142	86
$7,660	$7,732	-1%	Operating Income as reported	$26,507	$26,791	-1%

2,415	2,455		Depreciation and amortization	7,143	7,295
$10,075	$10,187	-1%	EBITDA	$33,650	$34,086	-1%

1,021	968		Long-Term Performance Based Compensation	3,195	2,521
141	-		Severance costs and Restructuring costs	529	46
-	75		Consulting expense: Commercial Growth Initiatives	19	864
$11,237	$11,230	0%	Adjusted EBITDA	$37,393	$37,517	0%
10.4%	9.6%		Adjusted EBITDA as a percentage of Sales	11.0%	10.0%

Three Months Ended March 31			(Unaudited; In thousands)	Nine Months Ended March 31
2024	2023	% Change	Free Cash Flow	2024	2023	% Change
$12,429	$12,486	NM	Cash flow from operations	$32,297	$32,548	NM

(1,277)	(759)	68%	Capital expenditures	(4,626)	(1,754)	164%
$11,152	$11,727	NM	Free cash flow	$27,671	$30,794	NM

LSI Industries Fiscal 2024 Third Quarter Results
April 25, 2024

Net Debt to Adjusted EBITDA Ratio	March 31	March 31
(amounts in thousands)	2024	2023
Current Maturity of Debt	$3,571	$3,571
Long-Term Debt	12,782	46,002
Total Debt	$16,353	$49,573
Less: Cash	(7,175)	(1,350)
Net Debt	$9,178	$48,223
Adjusted EBITDA - Trailing Twelve Months	$51,496	$48,117
Net Debt to Adjusted EBITDA Ratio	0.2	1.0

Three Months Ended March 31		(Unaudited)	Nine Months Ended March 31
2024	2023	(In thousands, except per share data)	2024	2023
$108,186	$117,470	Net sales	$340,632	$373,343

76,846	85,266	Cost of products sold	240,789	272,230
130		Severance costs and Restructuring costs	508	31

31,210	32,204	Gross profit	99,335	101,082

23,538	24,397	Selling and administrative costs	72,788	73,412
12	-	Severance costs and Restructuring costs	21	15
-	75	Consulting expense: Commercial Growth Initiatives	19	864

7,660	7,732	Operating Income	26,507	26,791

75	(71)	Other expense (income)	142	86
134	877	Interest expense, net	1,153	2,924

7,451	6,926	Income before taxes	25,212	23,781

2,076	2,257	Income tax	5,903	6,434

$5,375	$4,669	Net income	$19,309	$17,347

		Weighted Average Common Shares Outstanding
29,163	28,306	Basic	28,981	28,012
30,122	29,611	Diluted	30,005	29,055

		Earnings Per Share
$0.18	$0.16	Basic	$0.67	$0.62
$0.18	$0.16	Diluted	$0.64	$0.60

LSI Industries Fiscal 2024 Third Quarter Results
April 25, 2024

	(amounts in thousands)
	March 31	June 30
	2024	2023
Current assets	$143,485	$149,876
Property, plant and equipment, net	26,105	25,431
Other assets	118,379	120,842
Total assets	$287,969	$296,149

Current maturities of long-term debt	$3,571	$3,571
Other current liabilities	62,690	72,991
Long-term debt	12,782	31,629
Other long-term liabilities	10,489	10,380
Shareholders' equity	198,437	177,578
	$287,969	$296,149